Exhibit (h)(vii)

April 22, 2008

W.P. Stewart & Co. Growth Fund, Inc.
c/o W.P. Stewart & Co., Inc.
527 Madison Avenue
New York, New York  10022

Attention:  Treasurer

RE:  Fifth Amendment to Loan Agreement

Ladies and Gentlemen:

Pursuant to a loan agreement dated April 29, 2003 (as amended, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available a $5,000,000 committed unsecured revolving line of credit (the “Committed Line”) to W.P. Stewart & Co. Growth Fund, Inc. (the “Borrower”), a Maryland corporation.  Obligations of the Borrower with respect to Loans made pursuant to the Committed Line are evidenced by a promissory note dated April 29, 2003 in the original principal amount of $5,000,000 (the “Note”), executed by the Borrower to the order of the Bank.  Capitalized terms not hereinafter defined shall have the same meanings as set forth in the Loan Agreement.

The Borrower has requested, and the Bank has agreed, to extend the Committed Line for an additional 364-day period from the date hereof.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Bank agree as follows:

1.           Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor:  “The Committed Line shall expire on April 21, 2009, unless extended in the discretion of the Bank or terminated by the Borrower as provided herein (as may be extended from time to time, the "Expiration Date").

2.           Section II(5) of the Loan Agreement is hereby amended by restating the second sentence thereof to read in its entirety as follows:

Notices to the Bank shall be given to State Street Bank and Trust Company, Copley Place Tower, Box 5303, Boston, MA 02206, or if by overnight courier service, to State Street Bank and Trust Company, 4 Copley Place, 5th Floor, Boston, MA 02116, in either case to the attention of:  Carolyn L. Baker, Assistant Vice President, or Mutual Fund Lending

W.P. Stewart & Co. Growth Fund, Inc.
April 22, 2008

Department Head, and notices to the Borrower shall be deemed to have been given if given at the address stated at the beginning of this Agreement, Attention:  Treasurer.

3.           The Exhibit B to the Loan Agreement is hereby deleted in its entirety and the Exhibit B attached hereto is substituted therefor.

4.           Other than as amended hereby, all terms and conditions of the Loan Agreement, Note, and all related documents are ratified and affirmed as of the date hereof in order to give effect to the terms thereof.

5.           The Borrower represents and warrants to the Bank as follows:  (a) no Default has occurred and is continuing on the date hereof under the Loan Agreement; (b) each of the representations and warranties contained in Section II(2) of the Loan Agreement is true and correct in all material respects on and as of the date of this letter agreement; (c) the execution, delivery and performance of each of this letter agreement, the Loan Agreement, as amended hereby, and the Note (collectively, the “Amended Documents”) (i) are, and will be, within the Borrower's power and authority, (ii) have been authorized by all necessary corporate proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the by-laws, articles of incorporation or other organizational documents of the Borrower or any law, rule or regulation applicable to the Borrower, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower, and (vi) to the best of the Borrower’s knowledge do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Documents constitutes the legal, valid, binding and enforceable obligation of the Borrower, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

6.           Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal and an amendment to the Loan Agreement to be governed by the laws of The Commonwealth of Massachusetts.

7.           This letter agreement may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank]

W.P. Stewart & Co. Growth Fund, Inc.
April 22, 2008

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter agreement below where indicated and return the same to the undersigned.

Sincerely,

STATE STREET BANK AND
TRUST COMPANY, as Bank

By:	/s/ Carolyn L. Baker
Carolyn L. Baker, Assistant Vice President

Acknowledged and Accepted:

W.P. STEWART & CO. GROWTH FUND, INC.

By:	/s/ Susan G. Leber
Name:	Susan G. Leber
Title:	Treasurer and Principal Financial Officer

EXHIBIT B

ADVANCE/PAYDOWN
REQUEST FORM

DATE:

TO:	STATE STREET BANK AND TRUST COMPANY

ATTN:	LOAN OPERATIONS CUSTOMER SERVICE UNIT telephone 617-937-8806, 617-937-8808; fax 617-988-6677

FROM:	W.P. STEWART & CO. GROWTH FUND, INC.
(FUND #_________________) (DDA #________________)

In connection with the loan agreement dated April 29, 2003 and related documents currently in effect with State Street Bank and Trust Company (collectively, the “Agreement”), please increase or decrease (circle one) the outstanding loan balance of $__________________ by $________________ on ____________ [DATE].  The Loan should be recorded on the books of the Borrower with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

This request is (check one):  ____  Loan Advance      ___  Paydown      ____  Overnight Rollover

Further, the Borrower hereby represents and warrants that:

1.     The proceeds of the Loan shall be used in conformance with the terms of the Agreement, and no Default or event of default has occurred thereunder;

2.     The Borrower is in compliance with all the terms and conditions in the Agreement and will remain in compliance therewith after giving effect to the making of the requested Loan; and

3.     All of the representations and warranties of the Borrower set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof; and

4.     The following amounts and statements are true in connection with the requested Loan:

(a) Beginning Loan Balance:	$___________________

(b) Total Assets of the Borrower
(after giving effect to the requested Loan):	$___________________

(c) Total Liabilities of the Borrower
(other than outstanding Loans, or Loans being
requested herein):	$___________________

(d) Value of Assets pledged to a
party other than the Bank, not reflected in
Total Liabilities as stated in (c) above:	$___________________

(e) [(b) minus (c) minus (d)] equals:	$___________________

(f) 10% of the amount in (e) above:	$___________________

(g) Total amount of all Loans to the Borrower,
including any requested Loan, equals:	$___________________

5.         The amount set forth in 4(g) above does not exceed the least of (i) $5,000,000; (ii) the amount set forth in 4(f) above; or (iii) the maximum amount which the Borrower is permitted to borrow pursuant to the Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders, any agreement with any foreign, federal, state or local securities division, any other applicable agreement or document or any law, rule or regulation applicable to the Borrower.

The undersigned is a duly authorized officer of the Borrower with authority to execute and deliver this document to the Bank and request the Loan described herein.

By:
Name:
Title:
Date: